NEWS RELEASE for February 28, 2005 at 4:35 pm EST

For Cardiac Science Investors	Cardiac Science	Quinton Cardiology Systems
Matt Clawson (Investors)	Roderick de Greef	Mike Matysik
Len Hall (Media)	EVP and CFO	Sr. Vice President and CFO
Allen & Caron Inc	(949) 797-3800	(425) 402-2009
(949) 474-4300

CARDIAC SCIENCE AND QUINTON CARDIOLOGY SYSTEMS
ANNOUNCE SIGNING OF DEFINITIVE MERGER AGREEMENT

Combined Company Will Provide Leading Cardiology Devices in Multiple
Markets and Achieve Significant Cost Savings

IRVINE, CA and BOTHELL, WA (February 28, 2005) . . . Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automatic public-access defibrillators, and Quinton Cardiology Systems, Inc. (Nasdaq: QUIN), a global leader in advanced cardiology products, today announced the signing of a definitive merger agreement. The transaction will combine their respective strengths in development, manufacturing and marketing of cardiology devices, services and supplies and create a diversified, well-capitalized medical technology growth company with a broad portfolio of cardiology-related products, including the prominent brand names Burdick®, Quinton®, and Powerheart®. The companies have similar missions, business models, technology expertise and operational processes and will continue to focus on supplying cardiology products and services on a global basis to hospitals, physician’s offices, and public places.

     The transaction was unanimously approved by the boards of directors of both companies and is anticipated to close during the third quarter of 2005, subject to regulatory review, the approval of its respective shareholders and other customary closing conditions. The new management team, comprised of executives from both companies, will be led by John R. Hinson, Quinton’s current President and Chief Executive Officer, and Michael K. Matysik, Quinton’s current Chief Financial Officer, who will each continue in those roles for the combined company. Raymond W. Cohen, Cardiac Science’s current Chairman and Chief Executive Officer, will serve as Chairman of the Board of Directors and Dr. Ruediger Naumann-Etienne, Quinton’s current Chairman, will serve as Vice-Chairman. The nine member board, which will include five independent members, will be comprised of five current Quinton directors and four current Cardiac Science directors.

Merger Highlights

Business

•	Continued focus on the management of cardiac disease

•	Attractive blend of higher growth and more predictable revenue streams

•	Enhanced distribution access to U.S. medical and international markets

•	Complementary technology development and service activities

Financial

•	Estimated $10 million in annual operating expense savings

•	Elimination of $9 million in annual interest expense

•	Anticipated post-merger cash tax savings of at least $4 million annually

•	Significantly stronger balance sheet, with no long-term debt

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Management Comments

     Quinton President and Chief Executive Officer John R. Hinson said, “Cardiac Science has demonstrated excellent growth during the past several years by leveraging its intellectual property position to achieve leadership in the fast-growing public-access defibrillation market. We believe the combination of Quinton and Cardiac Science will yield significant operational, product development and marketing synergies. With a well-established global presence, millions in cost savings and a balance sheet free of long-term debt, we expect the new company to be well-positioned to achieve significantly greater size and scale.”

     Cardiac Science Chairman and Chief Executive Officer Raymond W. Cohen commented, “Quinton has one of the most recognized names in cardiac monitoring with a half-century history of delivering high quality products and service, and has earned the respect of physicians, hospitals and medical products distributors worldwide through its commitment to customers. The specific experience of their management team in successfully positioning companies in the cardiology space for growth and profitability, as evidenced by their transformation of both Quinton and Burdick, will help take the new company to the next level.”

Terms of the Merger

     Under the terms of the merger agreement, the parties have formed a new holding company, and upon the closing of the transaction, the shareholders of each company will receive common stock of the new holding company in exchange for their shares. The new holding company will be named Cardiac Science Corporation and upon approval by the Nasdaq, will have its shares traded on the Nasdaq National Market under the symbol “DFIB.”

     The agreement calls for each Cardiac Science shareholder to receive 0.10 of a share of common stock of the new company for each share of Cardiac Science common stock owned and each Quinton shareholder to receive approximately 0.77 of a share of common stock of the new holding company for each share of Quinton common stock owned. The number of all Cardiac Science and Quinton stock options and warrants outstanding at the effective time of the transaction, as well as their respective exercise prices, will be adjusted in accordance with the same exchange ratios.

     In connection with the transaction, Cardiac Science’s senior note holders have agreed to exchange the entire balance of principal and accrued interest under such notes, or approximately $61 million, as well as warrants to purchase approximately 13.4 million shares of Cardiac Science common stock, for an aggregate of $20 million in cash and $53.75 million, or approximately 13 percent, of the new holding company’s common stock. As a result, the new holding company will have no long term debt immediately following the closing. Cash consideration paid to the senior note holders will come from existing cash on the combined company’s balance sheet.

     Immediately following the close of the transaction, the new holding company will have 22.3 million shares of common stock issued and outstanding, including shares issued to Cardiac Science’s senior note holders. Based on the exchange ratios set forth above, Cardiac Science’s shareholders, together with the senior note holders, will own approximately 51 percent, and Quinton’s shareholders will own approximately 49 percent, of the total issued and outstanding shares of common stock of the new holding company immediately following the closing.

Attractive Markets

     The combined company will be competing in markets which provide attractive growth opportunities. According to published industry reports and management estimates, the annual demand for diagnostic cardiology systems, services and supplies is currently estimated to be at least $1 billion and is expected to grow in the mid-single digits, while the worldwide external defibrillator market is currently estimated at $800 million. Currently, the public-access defibrillator market segment accounts for approximately $275 million and is expected to grow at double digit rates to $900 million by 2010.

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Sales, Distribution and Service

     In the U.S., the combined company will have more than 100 direct sales personnel calling on hospitals, physician offices, corporations, municipalities, schools, fire and police departments, and the military. In addition, there will be over 200 service personnel providing training, installation and support services. Internationally, the combined company will have independent distributors in over 90 countries around the world, along with direct operations in the United Kingdom.

     The companies have strategic distribution relationships with some of the largest and most respected distribution organizations in the world including PSS World Medical, Airgas, Concentra Health Services, Henry Schein and McKesson. Cardiac Science also manufactures products on an OEM basis for GE Healthcare, and both companies provide products for Japan’s largest medical device company, Nihon Kohden Corporation.

Manufacturing, R&D and Administration

     Cardiac Science’s corporate and manufacturing functions will be integrated into the current Quinton facilities in Bothell, Washington and Deerfield, Wisconsin, respectively. Defibrillator product development and certain sales, marketing and training service functions will be integrated into one facility in Lake Forest, California.

Financial Guidance

     Quinton Chief Financial Officer Michael K. Matysik stated, “The pro forma combined revenues for the two companies, if they were together for all of 2005, would be expected to be in the range of $170 to $180 million. In 2006 and beyond, we expect revenue to increase in double digit percentage terms.” Mr. Matysik added, “Excluding one time merger related costs and integration expenses, the new company is expected to be immediately profitable and generate positive operating cash flow. With integration activities completed by the end of 2005, both profits and operating cash flows of the combined company in 2006 are expected to be substantially more than would have been achievable if the two companies were operating independently, given $10 million in estimated operating cost synergies and the additional savings of nearly $9 million in interest charges.”

Financial Advisors for the Transaction

     Sun Trust Robinson Humphrey acted as sole financial advisor to Quinton in the transaction. CIBC World Markets acted as sole financial advisor to Cardiac Science in the transaction.

Investor Conference Call

     The management teams of Quinton and Cardiac Science will host a joint conference call to discuss the merger tomorrow, March 1, 2005 at 9:45 a.m. Eastern Standard Time. The conference call will be web cast and available from both the Quinton and Cardiac Science web sites. Web participants are encouraged to go to either www.quinton.com or www.cardiacscience.com at least 15 minutes prior to the start of the call to register, download and install any necessary software. An archive of the call can also be accessed at these sites within 48-hours after the conclusion of the event and will be available for a period of two weeks thereafter.

About Quinton Cardiology Systems

     Quinton, with operations in Bothell, WA, Deerfield, WI and Shanghai, China, develops, manufactures, markets and services a family of advanced cardiology products such as electrocardiographs, cardiac stress test systems, Holter monitors, cardiac rehabilitation telemetry systems, and cardiology data management systems used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton®

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and Burdick® brand names. In the U.S., Quinton products are sold to hospitals and the physician office market through a 55-person sales organization, as well as through multiple national and regional distributors. Internationally, Quinton products are marketed by independent distributors in over 90 countries around the world. In 2004, Quinton was recognized by the Puget Sound Business Journal as one of the ten fastest growing public companies in Washington State. For more information, please visit www.quinton.com or contact Quinton at (425) 402-2009.

About Cardiac Science

     Cardiac Science, with operations in Irvine and Lake Forest, CA, Minneapolis, MN, Manchester, England and Copenhagen, Denmark, develops, manufactures and markets Powerheart®-brand automatic public-access defibrillators (AEDs) and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The Company also makes the Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. In the U.S., Cardiac Science products are sold to corporations, police and fire departments, state and local municipalities, the federal government and schools by its 55-person direct sales force, and certain national and local distributors. Internationally, Cardiac Science products are sold direct in the United Kingdom and by independent distributors in over 50 countries. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies such as Quinton Cardiology Systems, Nihon Kohden (Japan) and GE Healthcare. In 2004, Cardiac Science was recognized by Deloitte & Touche as the 4th fastest growing technology company in North America and as the fastest growing company in Orange County, CA. For more information, please visit www.cardiacscience.com or contact Cardiac Science at (949) 797-3800.

Where to Find Additional Information about the Merger

     Under the terms of the merger agreement, the parties have formed a new corporation, CSQ Holding Company and with two wholly-owned acquisition subsidiaries that will merge with and into Quinton Cardiology Systems, Inc and Cardiac Science, Inc. respectively. As part of the transaction, Quinton will also merge into CSQ Holding Company. Cardiac Science and Quinton intend to cause CSQ Holding Company to file a registration statement on Form S-4 containing a proxy statement/prospectus in connection with the merger transaction. Investors and security holders are urged to read this filing when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by Cardiac Science by contacting Cardiac Science Investor Relations at (949)-474-4300. Investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by Quinton by contacting Quinton Investor Relations at (425) 402-2009.

     Cardiac Science and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Cardiac Science in connection with the mergers. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the proxy statement/prospectus of Cardiac Science and Quinton described above. Additional information regarding the directors and executive officers of Cardiac Science is also included in the Cardiac Science proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on or about November 22, 2004. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from Cardiac Science by contacting Cardiac Science Investor Relations at (949) 474-4300.

     Quinton and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Quinton in connection with the mergers. Information regarding the special interests of these directors and executive officers in the transaction described

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herein will be included in the proxy statement/prospectus of Cardiac Science and Quinton described above. Additional information regarding these directors and executive officers is also included in Quinton’s proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on or about April 14, 2004. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from Quinton by contacting Quinton Investor Relations at (425) 402-2009.

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, forward-looking statements include, without limitation, statements related to the expected synergies of the combined companies, the anticipated cost savings resulting from the business combination, the ability of the combined company to achieve significantly greater size and scale, the ability of the combined company to achieve sustainable profitability and to continue to develop competitive new products, the timing of the completion of the proposed business combination, the pro forma combined revenues for the two companies and all other statements under the heading “Financial Guidance”. Quinton and Cardiac Science have based these forward-looking statements on the current expectations, assumptions, estimates and projections. While Quinton and Cardiac Science believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks include: the risk that the combined company may not achieve the benefits expected from the transaction, which may have a material adverse effect on the combined company’s business and could result in loss of key personnel, the risk that the transaction may be completed even though material adverse changes may result from the announcement of the transaction, industry-wide changes and other causes, the risk that the combined company may not be able to develop new competitive products and the risk that the transaction may not be completed or that the closing of the transaction may be delayed due to failure to obtain regulatory or other approvals or the occurrence of a material adverse change in one or both of the parties. These and other important factors, including those discussed in Quinton’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, under the heading “Certain Factors That May Affect Future Results,” and in Cardiac Sciences’ Prospectus dated February 7, 2005, filed pursuant to Rule 424b(3), under the heading “Risk Factors,” may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

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